THE VANTAGEPOINT FUNDS

777 North Capitol Street, NE

Washington, D.C. 20002

April 26, 2013

VIA EDGAR

Catherine J. Taulbee

Senior Manager – Legal Services

1-800-291-9523

ctaulbee@icmarc.org

VIA EDGAR

Office of Filings and Information Services

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	The Vantagepoint Funds (File No. 333-60789)

Dear Ladies and Gentlemen:

Pursuant to Rule 17g-1(g)(1)(iii) under the Investment Company Act of 1940, please find enclosed, on behalf of The Vantagepoint Funds endorsements to the Fidelity Bond, which was filed with the Securities and Exchange Commission (“Commission”) on June 1, 2012. The purpose of these endorsements were to reflect the addition of new share classes and the closing of the Model Portfolio Savings Oriented Fund.

There are no changes to the fidelity bond, or related materials, as filed with the Commission on June 1, 2012.

Sincerely,

/s/ Catherine J. Taulbee

FEDERAL INSURANCE COMPANY

Endorsement No:	6

Bond Number:	81598857

NAME OF ASSURED: VANTAGEPOINT FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Growth Fund
Aggressive Opportunities Fund
International Fund
Growth & Income Fund
Equity Income Fund
Diversifying Strategies Fund
Select Value Fund
Discovery Fund
Inflation Protected Securities Fund
Overseas Equity Index Fund
Broad Market Index Fund
500 Stock Index Fund
Core Bond Index Fund
Mid/Small Company Index Fund
Model Portfolio All-Equity Growth Fund
Model Portfolio Long-Term Growth Fund
Model Portfolio Traditional Growth Fund
Model Portfolio Conservative Growth Fund
Low Duration Bond Fund
Milestone Retirement Income Fund
Milestone 2010 Fund
Milestone 2015 Fund
Milestone 2020 Fund
Milestone 2025 Fund
Milestone 2030 Fund
Milestone 2035 Fund
Milestone 2040 Fund
Milestone 2045 Fund
Milestone 2050 Fund

This Endorsement applies to loss discovered after 12:01 a.m. on March 22, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: February 28, 2013 ICAP Bond

Authorized Representative

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	7
Bond Number:	81598857
NAME OF ASSURED: VANTAGEPOINT FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 6 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 22, 2013.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 21, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

	Endorsement No:	8

	Bond Number:	81598857

NAME OF ASSURED: VANTAGEPOINT FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Growth Fund	Investor Shares
Growth Fund	T Shares
Aggressive Opportunities Fund	Investor Shares
Aggressive Opportunities Fund	T Shares
International Fund	Investor Shares
International Fund	T Shares
Growth & Income Fund	Investor Shares
Growth & Income Fund	T Shares
Equity Income Fund	Investor Shares
Equity Income Fund	T Shares
Diversifying Strategies Fund	*T Shares
Select Value Fund	Investor Shares
Select Value Fund	T Shares
Discovery Fund	Investor Shares
Discovery Fund	T Shares
Inflation Protected Securities Fund	Investor Shares
Inflation Protected Securities Fund	T Shares
Overseas Equity Index Fund	CLASS I
Overseas Equity Index Fund	CLASS II
Overseas Equity Index Fund	T Shares
Broad Market Index Fund	CLASS I
Broad Market Index Fund	CLASS II
Broad Market Index Fund	T Shares
500 Stock Index Fund	CLASS I
500 Stock Index Fund	CLASS II
500 Stock Index Fund	T Shares
Core Bond Index Fund	CLASS I
Core Bond Index Fund	CLASS II
Core Bond Index Fund	T Shares
Mid/Small Company Index Fund	CLASS I
Mid/Small Company Index Fund	CLASS II
Mid/Small Company Index Fund	T Shares
Model Portfolio All-Equity Growth Fund	Investor M Shares
Model Portfolio All-Equity Growth Fund	T Shares
Model Portfolio Long-Term Growth Fund	Investor M Shares
Model Portfolio Long-Term Growth Fund	T Shares
Model Portfolio Traditional Growth Fund	Investor M Shares
Model Portfolio Traditional Growth Fund	T Shares
Model Portfolio Conservative Growth Fund	Investor M Shares
Model Portfolio Conservative Growth Fund	T Shares

ICAP Bond
Form 17-02-0949 (Rev. 1-97)		Page 1

Model Portfolio Savings Oriented Fund	Investor M Shares
Model Portfolio Savings Oriented Fund	T Shares
Low Duration Bond Fund	Investor Shares
Low Duration Bond Fund	T Shares
Milestone Retirement Income Fund	Investor M Shares
Milestone Retirement Income Fund	T Shares
Milestone 2010 Fund	Investor M Shares
Milestone 2010 Fund	TM Shares
Milestone 2015 Fund	Investor M Shares
Milestone 2015 Fund	TM Shares
Milestone 2020 Fund	Investor M Shares
Milestone 2020 Fund	TM Shares
Milestone 2025 Fund	Investor M Shares
Milestone 2025 Fund	TM Shares
Milestone 2030 Fund	Investor M Shares
Milestone 2030 Fund	TM Shares
Milestone 2035 Fund	Investor M Shares
Milestone 2035 Fund	TM Shares
Milestone 2040 Fund	Investor M Shares
Milestone 2040 Fund	TM Shares
Milestone 2045 Fund	Investor M Shares
Milestone 2045 Fund	TM Shares
Milestone 2050 Fund	Investor M Shares
Milestone 2050 Fund	TM Shares

This Endorsement applies to loss discovered after 12:01 a.m. on March 1, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 21, 2013

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2

FEDERAL INSURANCE COMPANY
Endorsement No.:	9
Bond Number:	81598857
NAME OF ASSURED: VANTAGEPOINT FUNDS

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 8 in its entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on March 22, 2013.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 21, 2013

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY

	Endorsement No:	10

	Bond Number:	81598857

NAME OF ASSURED: VANTAGEPOINT FUNDS

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

Growth Fund	Investor Shares
Growth Fund	T Shares
Aggressive Opportunities Fund	Investor Shares
Aggressive Opportunities Fund	T Shares
International Fund	Investor Shares
International Fund	T Shares
Growth & Income Fund	Investor Shares
Growth & Income Fund	T Shares
Equity Income Fund	Investor Shares
Equity Income Fund	T Shares
Diversifying Strategies Fund	*T Shares
Select Value Fund	Investor Shares
Select Value Fund	T Shares
Discovery Fund	Investor Shares
Discovery Fund	T Shares
Inflation Protected Securities Fund	Investor Shares
Inflation Protected Securities Fund	T Shares
Overseas Equity Index Fund	CLASS I
Overseas Equity Index Fund	CLASS II
Overseas Equity Index Fund	T Shares
Broad Market Index Fund	CLASS I
Broad Market Index Fund	CLASS II
Broad Market Index Fund	T Shares
500 Stock Index Fund	CLASS I
500 Stock Index Fund	CLASS II
500 Stock Index Fund	T Shares
Core Bond Index Fund	CLASS I
Core Bond Index Fund	CLASS II
Core Bond Index Fund	T Shares
Mid/Small Company Index Fund	CLASS I
Mid/Small Company Index Fund	CLASS II
Mid/Small Company Index Fund	T Shares
Model Portfolio All-Equity Growth Fund	Investor M Shares
Model Portfolio All-Equity Growth Fund	T Shares
Model Portfolio Long-Term Growth Fund	Investor M Shares
Model Portfolio Long-Term Growth Fund	T Shares
Model Portfolio Traditional Growth Fund	Investor M Shares
Model Portfolio Traditional Growth Fund	T Shares
Model Portfolio Conservative Growth Fund	Investor M Shares
Model Portfolio Conservative Growth Fund	T Shares

ICAP Bond
Form 17-02-0949 (Rev. 1-97)		Page 1

Low Duration Bond Fund	Investor Shares
Low Duration Bond Fund	T Shares
Milestone Retirement Income Fund	Investor M Shares
Milestone Retirement Income Fund	T Shares
Milestone 2010 Fund	Investor M Shares
Milestone 2010 Fund	TM Shares
Milestone 2015 Fund	Investor M Shares
Milestone 2015 Fund	TM Shares
Milestone 2020 Fund	Investor M Shares
Milestone 2020 Fund	TM Shares
Milestone 2025 Fund	Investor M Shares
Milestone 2025 Fund	TM Shares
Milestone 2030 Fund	Investor M Shares
Milestone 2030 Fund	TM Shares
Milestone 2035 Fund	Investor M Shares
Milestone 2035 Fund	TM Shares
Milestone 2040 Fund	Investor M Shares
Milestone 2040 Fund	TM Shares
Milestone 2045 Fund	Investor M Shares
Milestone 2045 Fund	TM Shares
Milestone 2050 Fund	Investor M Shares
Milestone 2050 Fund	TM Shares

This Endorsement applies to loss discovered after 12:01 a.m. on March 22, 2013.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 21, 2013

ICAP Bond
Form 17-02-0949 (Ed. 1-97)	Page 2